UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-0918165
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Avis Budget Group, Inc., a Delaware corporation (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on January 16, 2018.

Item 1.	Description of Registrant’s Securities to be Registered.

On April 16, 2018, the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to that certain Rights Agreement (the “Rights Agreement”), dated as of January 14, 2018, between the Company and the Rights Agent.

The Amendment accelerates the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement from the Close of Business (as such term is defined in the Rights Agreement) on January 13, 2019 to the Close of Business on April 16, 2018, and the Rights Agreement will terminate at such time. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series S Preferred Stock of Avis Budget Group, Inc., as filed with the Secretary of State of the State of Delaware on January 16, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 16, 2018).

4.1	Rights Agreement, dated as of January 14, 2018, between Avis Budget Group, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 16, 2018).

4.2	Amendment No. 1, dated April 16, 2018, to Rights Agreement, dated as of January 14, 2018, between Avis Budget Group, Inc. and Computershare Trust Company, N.A.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series S Preferred Stock of Avis Budget Group, Inc., as filed with the Secretary of State of the State of Delaware on January 16, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 16, 2018).

4.1	Rights Agreement, dated as of January 14, 2018, between Avis Budget Group, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 16, 2018).

4.2	Amendment No. 1, dated April 16, 2018, to Rights Agreement, dated as of January 14, 2018, between Avis Budget Group, Inc. and Computershare Trust Company, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Bryon L. Koepke
Name:	Bryon L. Koepke
Title:	Senior Vice President and Chief Securities Counsel

Date: April 16, 2018